2020
Executive Incentive Plan

[Name of Executive]

OBJECTIVES

The primary aim of the 2020 Executive Incentive Plan (the “Plan”) is to focus Immersion’s executive management efforts on meeting Immersion’s Revenue, Non-GAAP Opex, and business objectives, and to reward the achievement of those goals.

ELIGIBILITY

In addition to your base salary, you are eligible to earn an incentive payment pursuant to the Plan and its Attachment A. In order to be eligible to earn any payment under this Plan, you must sign and date a copy of the Plan on the space provided below and return it to Human Resources. [An executive’s eligibility to participate in this Plan will be subject to the review and approval of the CEO of the Company, and before] they become earned, any payments to be made under this Plan are subject to the review and approval of the Company’s Compensation Committee[, with input from the Company’s CEO]. Any interpretation of this Plan shall be made by the Company’s Compensation Committee in its sole discretion. This Plan supersedes all prior executive bonus, incentive, and/or variable compensation plans of the Company, as well as any such provisions in any employment agreement, which are of no further force or effect.

To earn any payment under the Plan, a participant must be continuously employed by Immersion from January 1, 2020 through the Payment Date and achieve the stated goals as set forth in Attachment A hereto. To be eligible, the participant must be hired no later than October 1st of the plan year. A participant who resigns from his or her employment with Immersion prior to the Payment Date for any reason, or whose employment is terminated by Immersion prior to the Payment Date for any reason, will not earn any payment under this Plan.

Employees hired between January 1 and October 1, 2020, who are permitted to participate in the Plan shall be eligible to participate on a pro-rata basis, based upon their employment start date and contingent upon their continued active employment through the Payment Date (defined below) and achievement of stated goals. The proration will be based on the number of work days that the employee was employed by the Company during 2020.

    PLAN ADMINISTRATION

This Plan is effective for calendar year 2020 only. The Plan Administrator is the Compensation Committee of the Board of Directors. The Plan Administrator may cancel, suspend, amend, or revise all or any part of the Plan for any reason at any time. In addition, the Plan Administrator reserves full discretion to modify, alter and/or change the actual bonus payout at its sole discretion.

To the extent earned, payments under the Plan will be wages and will be subject to withholding of federal and state income and employment taxes. Earned payments under this Plan will be paid on the next regular payroll date following the later of (a) February 15, 2021, (b) the date on which the Company’s Income Statement for 2020 has been finalized, or (c) the date on which the Company’s 2020 earnings have been publicly disclosed (the “Payment Date”), but in no event will such payments be made any later than March 15, 2021.

For US employees, nothing in this Plan shall in any way alter the at-will employment relationship between the Company and its executives. All employees of the company are employed on an "at-will" basis, which means that either the employee or the Company may terminate the relationship at any time, with or without cause or notice.

In the event that a participant receives payment under this Plan that is, in the sole determination of the Company, the result of or based in any way upon fraudulent activity and/or misstated financials or otherwise inaccurate financial reporting, the Company shall have the right, at its own discretion, to recover any or all of the bonus paid to the participant.

For purposes of this Plan, a participant's employment with Immersion terminates on the last day on which work duties are actually performed by the participant. Periods of pay in lieu of notice, severance, or any other post-termination benefits or compensation period shall not be deemed periods of employment for purposes of this Plan.

Provided they meet the eligibility requirements described in this Plan and Attachment A, participants who are on an approved leave of absence at any time during calendar year 2020 will earn a pro-rated payment under this Plan based upon the portion of the year that they are actively employed and not on leave status. To the extent that a participant is on an approved leave of absence on the Payment Date, he/she will receive payment under this Plan on the Payment Date (subject to pro-ration, if applicable, as described in this paragraph).To the extent that a participant is on an unapproved leave of absence on the Payment Date, he/she will not earn any payment under this Plan unless he/she returns to active employment with Immersion, at which time he/she will receive his/her Plan payment (subject to pro-ration, if applicable, as described in this paragraph); provided that if such participant does not return to active employment by March 15, 2021, he/she shall forfeit his/her right to such incentive payment.

PLAN DEFINITIONS

Revenue is revenue that is recognized by Immersion for the applicable period in accordance with generally accepted accounting principles and as reported in the Company’s audited financial statements.

Non-GAAP Operating Expenses (Opex) are operating expenses recognized by Immersion for the applicable period in accordance with generally accepted accounting principles and as reported in the Company’s audited financial statements but exclude stock-based compensation, litigation, restructuring, depreciation, EIP and GBP annual bonus expenses and other charges as agreed by the Compensation Committee of the Board of Directors.

Target Incentive is the “target” payment that a participant would earn under the Plan if all of the Company performance targets and participant’s MBO’s are met, and the participant’s performance is fully satisfactory as determined by the [Compensation Committee][Company’s CEO]. The amount of the Target Incentive is a percentage of the participant’s annual base salary as of March 2, 2020 (or as of such participant’s first day of employment if such participant is hired after March 2, 2020), which percentage is determined by the Compensation Committee [with input from the CEO]. The actual Plan payment earned by a participant will vary depending on (i) the extent to which Company performance targets and participant’s MBO’s are met, and (ii) the [Compensation Committee’s][CEO’s] evaluation of the participant’s performance.

MBO’s are specific business milestones which must be completed in a timely manner, in strict accordance with the stated terms and conditions associated with each MBO, to the satisfaction of the [Compensation Committee][CEO].

Executive                                Date

Head of Human Resources                         Date

CFO                                Date

[                                                ]
[CEO                                Date]
Attachment A

EXECUTIVE INCENTIVE PLAN STATEMENT OF GOALS FOR YEAR 2020

[Name of Executive]

Percent of Base Salary Payment at Plan: [___]%

The following is a statement of financial, strategic and tactical objectives for 2020 that will serve as a basis for overall performance evaluation and determination of year-end executive incentive award.

Discretionary Multiplier: The Company’s Compensation Committee will determine a performance “weighting” to be applied to the Executive’s incentive calculation as determined by the Compensation Committee [ with input from the CEO.] The weighting factor will typically range from 0.80 to 1.20. This factor is then multiplied by each plan component calculation (Corporate Financial Metrics and MBO’s, separately) to determine the Executive’s overall incentive payment.

Plan Components: The Plan has two independent components: Corporate Financial Metrics and Individual MBO’s. Within each component you will be measured against specific goals.

Plan Payout: In order to receive payment for the corporate metrics component and the MBO component, the company must meet 80% of Revenue target and no more than 110% of the Non-GAAP Opex target targets. The MBOs are measured independently and will be paid as such.

A.[____]% of your target bonus will be based on Corporate performance as follows.
Achieve GAAP Revenue of $35,876,000. Achieve Non-GAAP Opex of $26,019,380. Payment amounts will be pro-rated between matrix levels. The metrics are measured separately and paid additively. No payments shall occur from performance below any threshold matrix target: (Min. Revenue: $28,700,800 or Max. Non-GAAP Opex: $28,621,317)

Revenue (Weighted 50%)	Threshold		Target		Maximum
Revenue	$28,700,800	$32,288,400	$35,876,000	$39,463,600	$43,051,200
% of target achievement	80%	90%	100%	110%	120%
Payout (as % of target)	50%	75%	100%	150%	200%

Non-GAAP Opex (Weighted 50%)	Threshold		Target		Maximum
Non-GAAP Opex	$28,621,317	$27,320,348	$26,019,380	$24,718,411	$23,417,442
% of target achievement	110%	105%	100%	95%	90%
Payout (as % of target)	50%	75%	100%	150%	200%

B.[____]% of your target bonus will be based on Personal MBO’s as follows:

a.Goals and Objectives will be agreed upon between the Plan Participant and the [Compensation Committee][CEO].
b.Evaluation of the achievement of such goals and objectives shall be made by the Company’s Compensation Committee [with input from the CEO].